Chad J. Swanson, Ph.D.	September 27, 2024

Dear Chad:

I am pleased to confirm your promotion and appointment as Chief Development Officer by the Board of Directors of Prothena Corporation plc (“Prothena” or the “Company”). In this position, you will report to Gene Kinney (President and CEO), although your duties, title and reporting relationship may change, based on the Company’s needs and priorities. This is a full-time, exempt position – which means that you are not eligible for overtime pay under state and federal laws.

Effective as of October 1, 2024 (the beginning of the next payroll period), your annualized salary will be $500,000.00 (gross), paid twice per month. Your pay is subject to applicable taxes and withholdings.

Prothena embraces a pay-for-performance philosophy. All employees are currently eligible for an annual cash bonus under the terms of the Company's cash incentive plan (the Prothena Corporation plc Amended and Restated Incentive Compensation Plan). The amount of these annual cash bonuses is determined by the Company on the basis of a number of factors, including industry competitiveness, Prothena’s business strategy, and the degree to which Company, function and/or individual goals are met. Your targeted cash bonus for the fourth quarter of the 2024 performance year will be 40% of your actual salaried earnings during that quarter. A condition of earning any cash incentive award is that you remain employed through the pay date of an otherwise earned award, which will be paid no later than March 15, 2025. The cash bonus plan is operated at the sole discretion of Prothena, is subject to review on a regular basis and may change from time to time.

In connection with your promotion to Chief Development Officer, you will also receive an option to acquire 40,000 shares of the Company and is subject to the terms and conditions of the Prothena Corporation plc 2018 Long Term Incentive Plan (as amended) and the terms and conditions of the award agreement for such stock option. The grant date of this stock option will be October 1, 2024. The option exercise price will be equal to the closing price of the Company’s ordinary shares on the NASDAQ Global Select Market on that date. Subject to your continued employment, the stock option will vest 25% on the first anniversary of the grant date, and monthly at a rate of 1/48th of the award thereafter, such that the option will fully vest after a four-year period following the grant date.
You will continue to be eligible to participate in Prothena Bioscience Inc’s (“PBI”) comprehensive health and welfare benefits program, and our retirement benefits plan. Effective October 1, 2024, you will be eligible to participate in the Prothena Biosciences Inc Amended and Restated Severance Plan (Tier I). Details about these and other applicable plans will be provided separately.

PBI provides paid vacation time to full-time employees in accordance with the vacation policy in its Employee Handbook. You will also be eligible for paid sick time as required by state law. Additional information about paid sick time is contained in the PBI Employee Handbook.

Your acceptance of this offer of employment and commencement of that employment means that you understand and agree that your employment relationship with PBI is at-will, for no specific period, and neither this letter nor any other oral or written representations may be considered a contract of employment for any specific period of time. As a result, you are free to resign your employment at any time, for any reason or no reason. Similarly, PBI is also free to end your employment at any time, with or without cause or advance notice. At-will employment also means that PBI may make decisions regarding other terms of your employment at any time with or without advance notice or cause, including but not limited to demotion, promotion, transfer, discipline, compensation and duties. Further, all benefits and compensation provided by PBI are contingent upon your continued employment.

To accept our offer, please sign this letter and return it to me by Friday, September 27, 2024. This offer is valid until then, after which time we will not be able to accommodate an acceptance of this offer. Accordingly, please sign and return this letter before the above-stated expiration date. If you do not intend to accept this offer, we would like to be notified as soon as possible.

This letter, along with the Company’s policies and procedures, sets forth the terms of your employment with PBI if you accept this offer and commence that employment, and supersedes any prior representations or agreements, whether written or oral. This letter may be modified only by a written agreement signed by you and an authorized signatory of PBI.

If you have any questions, or if you would like additional information to help you reach a decision, please feel free to contact me.

Sincerely,

/s/ Gene Kinney
Gene Kinney
President and CEO
Prothena Corporation plc

ACCEPTANCE:

/s/ Chad Swanson                    September 27, 2024
Chad J. Swanson                    Date